MID PENN BANCORP, INC.
EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
Name                                State of Incorporation
Mid Penn Bank                            Pennsylvania
MPB Financial Services LLC                    Pennsylvania
MPB Wealth Management LLC                    Pennsylvania
MPB Risk Services LLC                        Pennsylvania
MPB Launchpad Fund 1 LLC                    Pennsylvania
MPB Realty Holding LLC                        Pennsylvania